Exhibit 10.3
LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
As Amended and Restated Effective January 1, 2010

LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
Article 1. Establishment, Objectives and Duration
     1.1 Amendment and Restatement of Plan. Lear Corporation, a Delaware corporation, hereby amends and restates the compensation plan for non-employee directors known as the “Lear Corporation Outside Directors Compensation Plan” (hereinafter referred to as the “Plan”), as set forth in this document.
     1.2 Plan Objectives. The objectives of the Plan are to give the Company an advantage in attracting and retaining Outside Directors and to link the interests of Outside Directors to those of the Company’s stockholders.
     1.3 Duration of the Plan. The Plan commenced on January 1, 2004 and will remain in effect until the Board of Directors terminates it pursuant to Section 9.1.
Article 2. Definitions
     The following defined terms have the meanings set forth below:
     “Account” means a notional account in the Outside Director’s name to which compensation not immediately payable to him or her and, if applicable, interest earned thereon, is credited.
     “Affiliate” means any person that, directly or indirectly, is in control of, is controlled by, or is under common control with, the Company.
     “Annual Retainer” means the retainer fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for services performed as a member of the Board of Directors for a Plan Year.
     “Beneficiary” means the person entitled under Section 6.5 to receive payment of the balances remaining in an Outside Director’s Account in case the Outside Director dies before the entire balance in that Account has been paid.
     “Board” or “Board of Directors” means the Board of Directors of the Company.
     “Change in Control” of the Company will be deemed to have occurred (as of a particular day, as specified by the Board) as of the first day any one or more of the following paragraphs is satisfied.
     (a) Any Person (other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the Beneficial Owner, directly or indirectly, of securities of the Company, representing more than twenty percent of the combined voting power of the Company’s then outstanding securities.
     (b) During any period of twenty-six consecutive months beginning on or after the Effective Date, individuals who at the beginning of the period constituted the Board cease for any reason (other than death, Disability or voluntary Retirement) to constitute a majority of the Board. For this purpose, any new Director whose election by the Board, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors then still in office, and who either were Directors at the beginning of the period or whose election or nomination for election was so approved, will be deemed to have been a Director at the beginning of any twenty-six month period under consideration.
     (c) Consummation of: (i) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (ii) a merger, consolidation or reorganization of the Company with or involving any other corporation, other than a merger, consolidation or reorganization that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
     (d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.
     Notwithstanding the foregoing, if an amount is “deferred compensation” for purposes of Code Section 409A, and if payment of such amount would be accelerated or otherwise triggered upon a “Change in Control,” then the foregoing definition is modified, to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A. For purposes of clarity, if an amount would, for example, vest and be paid on a “Change in Control” as defined herein but payment of such amount would violate the provisions of Code Section 409A, then the amount shall vest but will be paid only in compliance with its terms and Code Section 409A (i.e., upon a permissible payment event).
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor to it.
     “Committee Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of a Board committee (including telephonic meetings but excluding execution of unanimous written consents).

     “Common Stock Fair Market Value” means the average of the high and low prices of publicly traded Shares on the national exchange on which the Shares are listed as of a particular date.
     “Company” means Lear Corporation, a Delaware corporation, and any successor thereto as provided in Section 9.3.
     “Deferral Election” has the meaning ascribed to it in Section 6.1.
     “Director” means any individual who is a member of the Board of Directors.
     “Disability” means the individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
     “Effective Date” has the meaning ascribed to it in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor to it.
     “Grandfathered Account” means the portion of an Account attributable to compensation that was deferred and vested as of December 31, 2004.
     “Installment Payment” has the meaning ascribed to it in Section 5.1.
     “Meeting Fee” means the fee established by the Board in accordance with Section 5.1 and paid to an Outside Director for each attendance at a meeting of the Board of Directors (including telephonic meetings but excluding execution of unanimous written consents).
     “Nongrandfathered Account” means the portion of an Account that is not a Grandfathered Account.
     “Outside Director” means a Director who, at the time in question, is not an employee of the Company or any of its Affiliates.
     “Plan” has the meaning ascribed to it in Section 1.1.
     “Plan Year” means the 12 month period beginning on January 1 and ending on the next following December 31.
     “Plan Year Account” for a given Plan Year means the portion of a Participant’s Account attributable to compensation deferred for such Plan Year.
     “Presiding Director” means the Outside Director selected by the other Outside Directors as the presiding Director at meetings of the Outside Directors held in accordance with applicable rules of any securities exchange on which the Company’s securities are listed.

     “Restricted Grant” means a grant made pursuant to Section 5.2 that is subject to vesting and other restrictions as set forth in Article 7.
     “Retirement” means a Separation from Service (a) upon or after attaining 70 years of age, or (b) upon or after serving six years as a Director, or (c) upon such other circumstances that the Board, in its sole discretion, affirmatively determines not to be adverse to the best interests of the Company.
     “Separation from Service” or “Separate from Service” means ceasing to be a Director of the Company for any reason. Notwithstanding anything to the contrary, the determination of whether an individual has had a Separation from Service will be made in accordance with Code Section 409A and the regulations thereunder.
     “Shares” means the shares of common stock, $.01 par value, of the Company, including their associated preferred share purchase rights.
     “Termination Date” means the date on which an Outside Director has a Separation from Service.
Article 3. Administration
     3.1 The Board of Directors. The Plan will be administered by the Board of Directors. The Board of Directors will act by a majority of its members at the time in office and eligible to vote on any particular matter, and may act either by a vote at a meeting or in writing without a meeting.
     3.2 Authority of the Board of Directors. Except as limited by law and subject to the provisions herein, the Board of Directors has full power to: construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend or waive rules and regulations for the Plan’s administration; and amend the terms and conditions of the Plan. Further, the Board of Directors will make all other determinations which may be necessary or advisable for the administration of the Plan. As permitted by law and consistent with Section 3.1, the Board of Directors may delegate some or all of its authority under this Plan.
     3.3 Decisions Binding. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan will be final, conclusive and binding on all persons, including the Company, its stockholders, all Affiliates, Outside Directors and their estates and beneficiaries.
Article 4. Eligibility
     Each Outside Director of the Board during a Plan Year will participate in the Plan for that year.
Article 5. Annual Retainer and Stock Grant

     5.1 Amount Payable in Cash. Each Outside Director will be entitled to receive an Annual Retainer in the amount determined from time to time by the Board. Until changed by resolution of the Board of Directors, the Annual Retainer will be $110,000 for each Outside Director, provided that the Annual Retainer for the Presiding Director will be increased by $10,000. In addition, the Annual Retainer for the chair of the Audit Committee will be increased by $20,000 and the Annual Retainer for the chair of each of the following committees will be increased by $10,000: Compensation Committee and Nominating and Corporate Governance Committee.
     To the extent the Outside Director has not made a Deferral Election with respect to the Annual Retainer, it will be paid in monthly cash installments (the “Installment Payments”) to the Outside Director, payable on the last business day of the month preceding the month to which the installment applies. Each Installment Payment to an Outside Director will equal the quotient of the Outside Director’s Annual Retainer divided by twelve. Any Outside Director who first becomes an Outside Director during a calendar month will be entitled to an Installment Payment for that month unless, immediately before becoming an Outside Director, he or she was a Director who was an employee of the Company or any of its Affiliates. Notwithstanding the foregoing, with respect to any Outside Director who was a participant in the Plan as of January 29, 2010, a portion of the Annual Retainer equal to $24,000 for each of the Plan Years 2010, 2011 and 2012, will be treated as a Restricted Grant pursuant to Section 5.3 and paid according to Article 7.
     No Meeting Fees shall be paid with respect to the first twelve meetings of the Board attended by an Outside Director in any Plan Year. Each Outside Director will be entitled to receive a Meeting Fee, in the amount determined from time to time by the Board, for each meeting of the Board he or she attends that is in excess of twelve meetings within a Plan Year (including telephonic meetings but excluding execution of unanimous written consents). Until changed by resolution of the Board of Directors, the Meeting Fee will be $1,500. Unless the Outside Director has made a Deferral Election with respect to them, Meeting Fees, if any, will be paid on the last business day of the month in which the meeting was attended (at the same time as the Installment Payment for the next month). No Meeting Fees shall be paid with respect to meetings of any standing committee of the Board (e.g., Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) attended by an Outside Director. Committee Meeting Fees for meetings of any special committee of the Board will be established at the time the Board establishes such committee.
     5.2 Stock Grant. Each Outside Director will be entitled to receive an unrestricted grant of Shares, which grant will be made under the 2009 Lear Corporation Long-Term Stock Incentive Plan, or a successor plan, as of the Effective Date (for Plan Year 2010) and as of the date of any annual meeting of the stockholders of the Company at which such Outside Director is elected or re-elected to serve in such position (for Plan Year 2011 and thereafter). The amount of the unrestricted stock grant will be determined from time to time by the Board. Until changed by resolution of the Board of Directors, the number of Shares subject to each unrestricted stock grant for each Outside Director will be equal to $130,000 divided by the Common Stock Fair Market Value on the date of the grant. The unrestricted grant of Shares shall be deemed earned upon the date of grant and shall not be subject to forfeiture, in whole or in part, in the event an Outside Director ceases to be an Outside Director for any reason, including resignation or removal (with or without cause).
     5.3 Restricted Grant. Each Outside Director who was an Outside Director on January 29, 2010, shall be treated as receiving a Restricted Grant in the amount of $72,000 on that date. This amount shall be paid according to Article 7, in lieu of a portion equal to $24,000 of the Annual Retainer such Outside Director would otherwise receive for services in each of the Plan Years 2010, 2011, and 2012. No Restricted Grants shall be made after January 29, 2010.
Article 6. Deferral
     6.1 Deferral Election. Any Outside Director may elect to defer all or a portion of the compensation payable to him or her under Section 5.1 for the Plan Year by filing with the Secretary of the Company a written notice to that effect (a “Deferral Election”), on a form provided by the Company. A Deferral Election must be filed before the first day of the Plan Year to which it relates. Notwithstanding the foregoing, an election may be filed within 30 days after a Director first becomes an Outside Director; provided, however, the amount of compensation deferred pursuant to such election will not exceed the portion of the Outside Director’s compensation earned after the date the election is made. A Deferral Election may not be revoked or modified with respect to compensation payable for any Plan Year for which it is effective. Unless either the Deferral Election is terminated or modified as described below or the Director Separates from Service, the Deferral Election will apply to compensation payable under Section 5.1 with respect to each subsequent Plan Year. An Outside Director may terminate or modify his or her current Deferral Election by filing a new Deferral Election before the first day of the Plan Year to which such termination or modification applies.
     6.2 Interest. All amounts deferred pursuant to Section 6.1 will be credited to the Outside Director’s applicable Plan Year Account as of the date the compensation would otherwise have been payable, notwithstanding the Deferral Election. The amounts credited to the Plan Year Account will be credited with interest, compounded monthly, from the date the compensation would otherwise have been payable under Section 5.1 until the amount credited to the Account is paid to the Outside Director. The rate of interest credited under the previous sentence will be the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis.
     6.3 Distributions. The value of an Outside Director’s Plan Year Accounts will be distributed, or will begin to be distributed, to him or her or, in the event of his or her death, to his or her Beneficiary, within 10 days following the earliest of:
(a)	the date specified by the Outside Director in his or her Deferral Election for each such Plan Year Account;

(b)	the Outside Director’s Termination Date; and

(c)	the date on which a Change in Control occurs.
     Each Plan Year Account will be paid to the Outside Director in a lump sum or in installments in accordance with his or her Deferral Election for such Plan Year Account. If an Outside Director fails to elect a payout form (and has not elected a payout form for any prior Plan Year that, in accordance with Section 6.1, would be deemed to remain in effect until changed), his or her Plan Year Accounts will be paid in a single lump sum.
     If an Outside Director elects to receive payment of a Plan Year Account in installments, the payment period for the installments will not exceed ten years. The amount of each installment payment will equal the product of (a) the balance in the Outside Director’s Plan Year Account on the date the payment is made multiplied by (b) a fraction, the numerator of which is one and the denominator of which is the number of unpaid remaining installments. The balance of the Plan Year Account will be appropriately reduced to reflect any Installment Payments already made hereunder. Notwithstanding the foregoing, in the event of a Change in Control, the balance remaining in an Outside Director’s Account will be paid in a single lump sum payment within 10 days following the Change in Control.
     If an Outside Director dies before he or she has received payment of all amounts due hereunder, the balances remaining in the Outside Director’s Account will be distributed to his or her Beneficiary in a single lump sum payment within 90 days following the Outside Director’s death.
     Notwithstanding anything to the contrary in this Section 6.3, if the Compensation Committee determines that the Outside Director is a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)), then notwithstanding any provision in the Plan to the contrary, payments triggered by the Outside Director’s Termination Date will not be paid until six months after the Outside Director’s Termination Date or until the Outside Director’s earlier death. The foregoing six-month delay provision will not affect the timing of payments that would otherwise be paid more than six months after the Outside Director’s Termination Date.
     6.4 Stock Grant Deferral. The Board may establish rules and procedures to permit Outside Directors to defer unrestricted stock grants made pursuant to Section 5.2, as it deems appropriate and in compliance with Code Section 409A.
     6.5 Beneficiary. An Outside Director may designate any person to whom payments are to be made if the Outside Director dies before receiving payment of all amounts due hereunder. A Beneficiary Designation form becomes effective only after the signed form is filed with the Secretary of the Company while the Outside Director is alive, and will cancel any prior Beneficiary Designation form. If the Outside Director fails to designate a Beneficiary or if all designated Beneficiaries predecease the Outside Director, the Outside Director’s Beneficiary will be his or her estate.

Article 7. Restricted Grants
     7.1 Award Agreement. Each Outside Director who was a participant in the Plan as of January 29, 2010, will be deemed to have received a Restricted Grant with a total value equal to $72,000 on that date. The Restricted Grant will be evidenced by an award agreement approved by the Board of Directors that specifies the vesting period and such other provisions as the Board determines. No Restricted Grants will be made after January 29, 2010.
     7.2 Payment of Awards. The cash value of the Restricted Grant will be paid to the Outside Director according to the schedule set forth in the award agreement; provided, however, that an Outside Director may defer the receipt of such cash payment via a Deferral Election, pursuant to such procedures as may be set forth in an award agreement or as otherwise set forth by the Board of Directors in compliance with the requirements of Code Section 409A.
Article 8. Effective Date; Grandfathered Accounts.
     8.1 Effective Date. This amended and restated Plan is effective as of January 1, 2010 (the “Effective Date”) with respect to Nongrandfathered Accounts and will remain in effect as provided in Section 1.3 hereof.
     8.2 Grandfathered Accounts. An Outside Director’s Grandfathered Accounts will remain subject to the terms and conditions of the Plan as in effect on December 31, 2004.
Article 9. Miscellaneous
     9.1 Modification and Termination. The Board may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part.
     9.2 Indemnification. Each person who is or has been a member of the Board will be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit, or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in a settlement approved by the Company, or paid by that person in satisfaction of any judgment in any such action, suit, or proceeding against that person, provided he or she gives the Company an opportunity, at its own expense, to handle and defend the action, suit or proceeding before that person undertakes to handle and defend it. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which an individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or her or hold him or her harmless.
     9.3 Successors. All obligations of the Company under the Plan with respect to a given Plan Year will be binding on any successor to the Company, whether the existence of the successor is the result of a direct or indirect purchase of all or substantially all of the business and/or assets of the Company, or a merger, consolidation, or otherwise.

     9.4 Reservation of Rights. Nothing in this Plan or in any award agreement granted hereunder will be construed to limit in any way the Board’s right to remove an Outside Director from the Board of Directors.
Article 10. Legal Construction
     10.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein will also include the feminine; the plural will include the singular and the singular will include the plural.
     10.2 Severability. If any provision of the Plan is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.
     10.3 Requirements of Law. The issuance of payments under the Plan will be subject to all applicable laws, rules, and regulations, and to any approvals required by any governmental agencies or national securities exchanges.
     10.4 Securities Law and Tax Law Compliance.
(a)	Insider Trading. To the extent any provision of the Plan or action by the Board would subject any Outside Director to liability under Section 16(b) of the Exchange Act, it will be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

(b)	Section 409A. This Plan is intended to comply with Code Section 409A and the regulations thereunder, and will be administered and interpreted in accordance with such intent. If the Company determines that any provision of the Plan is or might be inconsistent with the requirements of Code Section 409A, it will attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoiding an Outside Director’s becoming subject to adverse tax consequences under Code Section 409A. No provision of the Plan will be interpreted to transfer any liability for a failure to comply with Code Section 409A from an Outside Director or any other individual to the Company.
     10.5 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan. With respect to any payments not yet made to an Outside Director by the Company, nothing contained herein will give any rights to an Outside Director that are greater than those of a general creditor of the Company.
     10.6 Governing Law. The Plan will be construed in accordance with and governed by the laws of the State of Michigan, determined without regard to its conflict of law rules.
     10.7 Nontransferability. An Outside Director’s Account and any Restricted Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, or pursuant to a domestic relations order (as defined in Code section 414(p)). All rights with respect to Accounts and Restricted Units will be available during the Outside Director’s lifetime only to the Outside Director or the Outside Director’s guardian or legal representative. The Board of Directors may, in its discretion, require an Outside Director’s guardian or legal representative to supply it with evidence the Board of Directors deems necessary to establish the authority of the guardian or legal representative to act on behalf of the Outside Director.
* * * * *

Annex A
LEAR CORPORATION
OUTSIDE DIRECTORS COMPENSATION PLAN
RESTRICTED GRANT AWARD AGREEMENT
Name:
Amount of Restricted Grant: $72,000
RESTRICTED GRANT TERMS AND CONDITIONS
          1. Definitions. Any term capitalized herein but not defined will have the meaning set forth in the Lear Corporation Outside Directors Compensation Plan (the “Plan”).
          2. Grant, Vesting and Payment of Restricted Grant.
          (a) As of January 29, 2010 (the “Grant Date”) the Outside Director was credited with a Restricted Grant pursuant to Section 5.3 of the Plan in the amount set forth above (an “Award”). This Award represents a credit of a notional amount to the Outside Director’s Account, which thereafter will be credited with interest, compounded monthly, at the prime rate of interest as reported by the Midwest edition of the Wall Street Journal for the second business day of each quarter on an annual basis. This grant is contingent upon the Outside Director being a member of the Board on the Grant Date.
          (b) The Award will vest monthly over a period of thirty-six months, beginning as of the Effective Date. If the Outside Director has a Separation from Service before the Restricted Grant fully vests, his or her right to receive a payment with respect to the unvested portion of the Restricted Grant will be forfeited. Notwithstanding the foregoing, (i) if prior to the date that the Award has fully vested, the Outside Director ceases to be a Director by reason of death, Disability or Retirement, then the portion of the Award which had not previously vested will vest on the Termination Date and (ii) upon a Change in Control prior to or concurrent with the Termination Date, the unvested portion of the Award will vest.
          (c) The Outside Director will be entitled to receive a cash distribution of one-third of the Restricted Grant (plus interest accrued on that portion), to the extent then vested, on each of the first three anniversaries of the Grant Date or at the later date elected by the Outside Director under Section 3. Notwithstanding the foregoing, if any portion of the Award vests early due to the death, Disability or Retirement of the Outside Director or due to a Change in Control, the entire unpaid portion of the Award (plus interest accrued on that portion) will be paid within 10 days after the Outside Director’s Termination Date or the Change in Control, as applicable.

1

          3. Election to Defer.
          (a) Subject to the requirements of this Section 3 and of Section 409A of the Code, any Deferral Election made by the Outside Director that became irrevocable prior to January 1, 2010, will be applicable to defer payment of any or all of his or her Restricted Grant.
          (b) In addition to the foregoing, the Outside Director may, in compliance with Section 409A of the Code, irrevocably elect to defer payment of any or all of his or her Restricted Grant for a period of at least five years after it otherwise would have been paid, subject to earlier payment if the Outside Director ceases to be a Director or a Change in Control occurs. Any election made pursuant to this Section 3(b) will be made by filing with the Secretary of the Company a written notice to that effect on the Restricted Grant Payment Re-Deferral Election form provided by the Company not less than 12 months before the scheduled payment date.
          (c) Any amounts deferred pursuant to this Section 3 will be treated in the same manner, and subject to the same rules, as set forth in Article 6 of the Plan for compensation payable under Section 5.1 of the Plan.
          5. Assignment and Transfers. The Outside Director may not assign, encumber or transfer any of his or her rights and interests under the Award described in this document, except, in the event of his or her death, by will or the laws of descent and distribution.
          6. Withholding Tax. The Company and any Affiliate will have the right to retain amounts that are payable to the Outside Director hereunder to the extent necessary to satisfy any withholding taxes, whether federal or state, triggered by the granting or vesting of an Award reflected in this document or by the payment of cash.
          7. No Limitation on Rights of the Company. The grant of the Award described in this document will not in any way affect the right or power of the Company to make adjustments, reclassification or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.
          8. Notice. Any notice or other communication required or permitted hereunder must be in writing and must be delivered personally, or sent by certified, registered or express mail, postage prepaid. Any such notice will be deemed given when so delivered personally or, if mailed, three days after the date of deposit in the United States mail, in the case of the Company to 21557 Telegraph Road, P. O. Box 5008, Southfield, Michigan, 48086-5008, Attention: General Counsel and, in the case of the Outside Director, to the last known address of the Outside Director in the Company’s records.
          9. Governing Law. This document and the Award will be construed and enforced in accordance with, and governed by, the laws of the State of Michigan, determined without regard to its conflict of law rules.

2

          10. Plan Document Controls. The rights granted under this Restricted Grant document are in all respects subject to the provisions of the Plan to the same extent and with the same effect as if they were set forth fully therein. If the terms of this document or the Award conflict with the terms of the Plan document, the Plan document will control.

3